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                                                                    EXHIBIT 10.5

                          Non-Negotiable Certificate
             Representing an Employee Participant Interest in the
     Daily Journal Corporation ("DJC") Plan for Supplemental Compensation
       to an Employee, as long as that Employee Remains Employed by DJC, based on Pre-tax Earnings of Common Shares of DJC

                                    (Date)

This non-negotiable certificate represents the right of (Employee Name) to receive, in addition to all other compensation due or awarded:

     (3) in (Month, Year, units granted/shares) of the pre-tax earnings of DJC for the year ended (M/D/Y); plus

     (4) in December of each of the following nine years, the same fraction of the pre-tax earnings of DJC for the year ended the preceding September 30th.

If more shares of DJC are issued for a consideration (i.e., in a merger), the denominator of the Employee's fractional interest will be increased, effective with the first payment due thereafter, to reflect the share increase, except that issuances made which do not increase shares outstanding over 1,805,053 will be disregarded. Both the numerator and the denominator of the fraction will be increased to reflect any changes in shares outstanding which occur without additional consideration to the corporation, as in stock splits and stock dividends.

No additional payments will be made under the Plan after the Employee either (1) shall have left the employ of DJC, prior to the employee's reaching age 65, for any reason whatsoever (including but not limited to being unreasonably fired by DJC prior to reaching age 65) or (2) directly or indirectly enters the mploy (either as a direct or indirect employee or direct or indirect independent contractor) of any competitor of DJC whether such employment occurs before or after the employee reaches age 65.

Compensation to employees under this certificate, and other such certificates issued to other employees shall not be deducted in making pre-tax earnings computations for the purpose of the Plan.

Pre-tax earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under certificates, if any, issued to the Employee in prior years.

IN WITNESS WHEREOF, this certificate is executed as of (Date).

DAILY JOURNAL CORPORATION


By__________________________________
     Charles T. Munger, Chairman